Exhibit 99.1
The Lorain National Bank
401(k) Plan

Financial Report
December 31, 2010

The Lorain National Bank 401(k) Plan

Contents
Report Letter	1

Statement of Net Assets Available for Plan Benefits	2

Statement of Changes in Net Assets Available for Plan Benefits	3

Notes to Financial Statements	4-11

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Plante & Moran, PLLC Suite 600 65 E. State St. Columbus, OH 43215 Tel: 614.849.3000 Fax: 614.221.3535 plantemoran.com
Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank 401 (k) Plan
We have audited the accompanying statement of net assets available for plan benefits of The Lorain National Bank 401(k) Plan (the “Plan”) as of December 31, 2010 and 2009 and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2010 and 2009 and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year for the year ended December 31, 2010 and the schedule of reportable transactions for the year ended December 31, 2010 are presented for the purpose of additional analysis and are not required parts of the basic financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran, PLLC

Columbus, Ohio
June 20, 2011

The Lorain National Bank 401(k) Plan
Statement of Net Assets Available for Plan Benefits

	December 31
	2010	2009
Assets
Cash	$15,232	$15,888
Investments — At fair value (Notes 3, 5, and 7):
Nonparticipant-directed — Common stock — LNB Bancorp, Inc.	2,013,814	1,505,138
Participant-directed:
Short-term cash investments	178,276	180,783
Common collective trust funds	5,479,559	4,407,987

Total investments	7,671,649	6,093,908

Participant notes receivable	284,868	221,363

Total assets	7,971,749	6,331,159

Liabilities — Other expense payable	(1,010)	(711)

Net Assets Available for Plan Benefits at Fair Value	7,970,739	6,330,448

Adjustment from Fair Value to Contract Value for Interest in Common Collective Trust Funds Relating to Fully Benefit-responsive Investment Contracts	(9,720)	(4,482)

Net Assets Available for Plan Benefits	$7,961,019	$6,325,966

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan
Statement of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31
	2010	2009
Additions
Investment income:
Dividends	$14,887	$85,790
Net appreciation in fair value of investments (Note 3)	896,145	417,604

Total investment income	911,032	503,394

Contributions:
Employer	374,142	367,379
Participants	716,589	705,717
Participant rollovers	16,965	10,790

Total contributions	1,107,696	1,083,886

Interest from participant notes receivable	12,338	9,677

Total additions	2,031,066	1,596,957

Deductions
Distributions to participants	(395,003)	(560,386)
Other expense	(1,010)	(711)

Total deductions	(396,013)	(561,097)

Net Increase in Net Assets Available for Plan Benefits	1,635,053	1,035,860

Net Assets Available for Plan Benefits — Beginning of year	6,325,966	5,290,106

Net Assets Available for Plan Benefits — End of year	$7,961,019	$6,325,966

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 1 — Description of Plan
The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, provides oversight for a trust fund, which includes all of the Plan’s assets.

Contributions — The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the IRS. Based on the number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a safe harbor matching contribution to the Plan equal to 3.0 percent of the employee’s annual compensation regardless of the employee’s participation in the Plan.

Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the State Street Global Advisors’ Moderate Strategic Balanced SL Fund (Growth & Income Asset Allocation Fund). Employer contributions are not participant-directed and are invested in LNB Bancorp, Inc. common stock.

To receive an employer contribution, a participant must be eligible to participate in the plan. A participant’s account also receives the employer contribution for the year in which the participant retires, becomes disabled, or dies.

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The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 1 — Description of Plan (Continued)
Participant Accounts — Each participant’s account is credited with the participant’s contribution, the Bank’s contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Forfeitures — At December 31, 2010 and 2009, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.

Vesting — Participants are immediately vested in their voluntary contribution and the employer’s contribution for the current plan year plus any earnings accrued thereon.

Payment of Benefits — Upon termination of service, the vested amount of the Bank’s contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive the vested portion of their account in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant’s beneficiary.

Withdrawals — Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any 12-month period, relative to the Stock Purchase Plan provision of pre-2000 after-tax dollars and employer match.

Participant Notes Receivable — Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. The notes receivable are secured by the balance in the participant’s account and are charged a rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.

Party-in-interest Transactions — The Plan invests in employer stock as well as certain investment funds managed by the custodian or its affiliates. Reliance Trust Company is the custodian of the Plan and State Street Global Advisors is the fund manager and therefore, these transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

Termination — Although the Bank has not expressed the intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of a plan termination, participants will become 100 percent vested in their accounts.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 2 — Significant Accounting Policies
Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value, except for a common collective trust fund that invests in benefit-responsive investment contracts (commonly referred to as a stable value fund), which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. Investments in other common collective trust funds are based on the fair market values of the underlying assets. The interest-bearing cash is valued at outstanding balances, which approximate fair value. All other investments are valued based on quoted market prices. See Note 7 for additional information.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Participant Notes Receivable — Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest.

Benefit Payments — Benefits are recorded when paid.

Administrative Expenses — The administrative expenses of the Plan are paid by the Bank.

Use of Estimates —The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties —The Plan provides for various investment options including any combination of common collective trust funds, LNB Bancorp, Inc. common stock, and other investment securities. The underlying investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants’ individual account balances.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 2 — Significant Accounting Policies (Continued)
Concentration of Credit Risk —At December 31, 2010 and 2009, approximately 25 percent and 24 percent, respectively, of the Plan’s assets were invested in LNB Bancorp, Inc. common stock.

New Accounting Pronouncement — During 2010, the Plan adopted the provisions of a new accounting standard which requires that defined contribution plans classify participant loans as notes receivable from participants rather than as investments as was previously required. This standard was adopted retroactively and, as a result, the December 31, 2009 participant loans have been reclassified from investments to participant notes receivable and the 2009 interest income has been reclassified from investment income to interest from participant notes receivable. The adoption of this standard had no impact on the Plan’s net assets or changes in net assets.
Note 3 — Investments
The following table presents the fair value of investments that represented 5 percent or more of the Plan’s assets at December 31, 2010 and 2009:

	2010	2009
Common stock — LNB Bancorp, Inc. - 405,194 and 349,220 common shares in 2010 and 2009, respectively**	$2,013,814	$1,505,138
Common collective trust funds:
State Street Global Advisors Growth & Income Fund #110	1,416,362	1,256,817
State Street Global Advisors S&P Mid-Cap Stock Fund #500	847,837	627,477
State Street Global Advisors S&P 500 Stock Fund Fund #400	449,821	368,396

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 3 — Investments (Continued)
During the years ended December 31, 2010 and 2009, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	2010	2009
Common stock — LNB Bancorp, Inc.**	$233,554	$(364,399)
Common collective trust funds	662,591	782,003

Total	$896,145	$417,604

**	Nonparticipant-directed
Note 4 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 5 — Party-in-interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2010 and 2009:

	Number
	of Shares	Fair Value
Balance at December 31, 2008	294,532	1,546,297

Purchases	69,587	404,171
Sales	(14,899)	(80,931)
Net depreciation	—	(364,399)

Balance at December 31, 2009	349,220	$1,505,138

Purchases	82,399	398,065
Sales	(26,425)	(122,943)
Net appreciation	—	233,554

Balance at December 31, 2010	405,194	$2,013,814

Note 6 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2010 and 2009:

	2010	2009
Assets payable to terminated participants	$1,150,732	$946,301
Assets available for continuing participants	6,810,287	5,379,665

Total	$7,961,019	$6,325,966

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 7 — Fair Value Measurements
Accounting standards require certain assets be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Level 1 — In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2 — Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The Plan also holds other assets not measured at fair value on a recurring basis, including cash, participant notes receivable, and other receivables. The fair value of these assets approximates the carrying amounts in the accompanying financial statements due to either the short maturity of the instruments or the use of interest rates that approximate market rates for instruments of similar maturity.

The following tables represent the balances of the Plan’s financial assets that were measured at fair value on a recurring basis as of December 31, 2010 and 2009:

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 7 — Fair Value Measurements (Continued)
Assets Measured at Fair Value on a Recurring Basis at December 31, 2010

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant	Balance at
	Identical	Observable	Unobservable	December 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2010
Common stock — LNB Bancorp, Inc.	$2,013,814	$—	$—	$2,013,814
Short-term cash investments	—	178,276	—	178,276
Common collective trust funds
Bond Funds (1)	—	303,754	—	303,754
Index Equity Funds (2)	—	2,522,375	—	2,522,375
Growth and Income Funds (2)	—	1,874,754	—	1,874,754
International Fund (2)	—	265,454	—	265,454
Balanced Asset Fund (3)	—	81,299	—	81,299
Real Estate Fund (4)	—	82,600	—	82,600
Stable Value Fund (5)	—	349,323	—	349,323

Total	$2,013,814	$5,657,835	$—	$7,671,649

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 7 — Fair Value Measurements (Continued)
Assets Measured at Fair Value on a Recurring Basis at December 31, 2009

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant	Balance at
	Identical	Observable	Unobservable	December 31,
	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2009
Common stock — LNB Bancorp, Inc.	$1,505,138	$—	$—	$1,505,138
Short-term cash investments	—	180,783	—	180,783
Common collective trust funds
Bond Funds (1)	—	228,262	—	228,262
Index Equity Funds (2)	—	1,948,513	—	1,948,513
Growth and Income Funds (2)	—	1,633,035	—	1,633,035
International Fund (2)	—	206,912	—	206,912
Balanced Asset Fund (3)	—	46,225	—	46,225
Real Estate Fund (4)	—	61,008	—	61,008
Stable Value Fund (5)	—	284,032	—	284,032

Total	$1,505,138	$4,588,770	$—	$6,093,908

(1)	This category represents investments in actively managed common collective trust funds that invest primarily in bonds which may include corporate bonds, government bonds or municipal bonds. Investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(2)	This category represents investments in actively managed common collective trust funds that invest primarily in equity securities which may include common stocks, options and futures. Investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(3)	This category represents investments in actively managed common collective trust funds with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, interest rate swaps, options and futures. Investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(4)	This category represents investments in actively managed common collective trust funds with investments in real estate. The investments may include actual real estate property or real estate investment trusts. Investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

(5)	This category represents investments in an actively managed common collective trust fund that invests primarily in investment contracts, a variety of fixed income investments that may include corporate bonds, both U.S. and non-U.S. municipal securities and wrapper contracts. Investments are valued at the fair value per share multiplied by the number of shares held as of the measurement date.

The Lorain National Bank 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
Note 8 — Reconciliation to Form 5500
The investment income on Form 5500 for the year ended December 31, 2009 is higher by $2,368 due to a common collective trust fund being recorded at contract value on the financial statements and at fair value on Form 5500 at December 31, 2008.

The Lorain National Bank 401(k) Plan
Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 003
December 31, 2010

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value
LNB Bancorp, Inc.*	Common stock - 405,194 shares	$2,095,346	$2,013,814
State Street Global Advisors*	Short Term Investment Fund #200	**	178,276
Participants	Participant notes receivable, bearing interest at 4.25% to 9.25%	**	284,868
	Common collective trust funds:
State Street Global Advisors*	Aggregate Bond Index Fund #310	**	126,888
State Street Global Advisors*	Growth Fund #120	**	365,655
State Street Global Advisors*	Growth & Income Fund #110	**	1,416,362
State Street Global Advisors*	Income Plus Fund #100	**	92,738
State Street Global Advisors*	International Stock Fund #600	**	265,454
State Street Global Advisors*	Long Treasury Index Fund #300	**	176,522
State Street Global Advisors*	NASDAQ 100 Stock Fund #520	**	288,158
State Street Global Advisors*	Russell 2000 Stock Fund #510	**	382,531
State Street Global Advisors*	S&P 500 Stock Fund #400	**	449,821
State Street Global Advisors*	S&P Growth Stock Fund #420	**	286,732
State Street Global Advisors*	S&P Mid-Cap Stock Fund #500	**	847,837
State Street Global Advisors*	S&P Value Stock Fund #410	**	267,295
State Street Global Advisors*	Stable Value Fund #210	**	349,323
State Street Global Advisors*	Govt Short Bond	**	344
State Street Global Advisors*	Target Retire 2015	**	43,349
State Street Global Advisors*	Target Retire 2025	**	23,789
State Street Global Advisors*	Target Retire 2035	**	6,584
State Street Global Advisors*	Target Retire 2045	**	7,577
State Street Global Advisors*	US REIT Index Fund #530	**	82,600

	Total investments		$7,956,517

*	Party-in-interest

**	Cost information not required
Schedule 1

The Lorain National Bank 401(k) Plan
Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 003
Year Ended December 31, 2010

					(f)		(h)
	(b)				Expense		Current Value	(i)
	Description of Asset (Including	(c)	(d)	(e)	Incurred	(g)	of Asset on	Realized
	Interest Rate and Maturity	Purchase	Selling	Lease	with	Cost of	Transaction	Net Gain
	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Date	(Loss)
A series of transactions (Category (iii)) that, in the aggregate, amount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	Purchases (37)	$398,065	$—	$—	$—	$398,065	$398,065	$—
	Sales (60)	—	$122,943	$—	$—	$137,172	$122,943	$(14,229)

*	Party-in-interest
Schedule 2